Exhibit 4.3

WARRANT TO PURCHASE

SHARES OF COMMON STOCK OF

FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC.

Warrant No. CW—	SHARES @ PRICE OF $0.01 PER SHARE

CUSIP:

1. Issuance. This Warrant is issued to                     , by First Responder Systems and Technology Inc. (hereinafter with its successors called the “Company”).

2. Purchase Price; Number of Shares. The registered holder of this Warrant (the “Holder”), commencing on the date hereof, is entitled upon surrender of this Warrant with the subscription form annexed hereto as Exhibit A duly executed, at the principal office of the Company, to purchase from the Company              fully paid and nonassessable shares of common stock (par value $0.0001) of the Company (the “Shares”) at a price per share (the “Purchase Price”) of $0.01 per share. The person or persons in whose name or names any certificate representing Shares of common stock is issued hereunder shall be deemed to have become the holder of record of the Shares represented thereby as at the close of business on the date this Warrant is exercised, whether or not the transfer books of the Company shall be closed.

3. Payment of Purchase Price. The Purchase Price may be paid (i) in cash or by certified check or wire transfer, (ii) by the surrender or forgiveness by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.

4. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Purchase Price.

5. Exercise; Expiration Date; Automatic Exercise. This Warrant may be exercised in whole or in part at any time commencing on the date hereof and ending at 5:00 p.m. Central Time on the fifth anniversary of the date of this warrant (the “Expiration Date”) and shall be void thereafter.

6. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of common stock of the Company, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such Shares as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

7. Share Splits and Dividends. If after the date hereof the Company shall subdivide the common stock, by share split or otherwise, or combine the common stock, or issue additional shares of common stock in payment of a share dividend on the common stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or share dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or share dividend, or proportionately increased in the case of a combination.

8. Mergers and Reclassifications. If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of common stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares of common stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 8, the term “Reorganization” shall include without limitation any reclassification, capital reorganization or change of the common stock (other than as a result of a subdivision, combination or share dividend provided for in Section 7 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving entity and which does not result in any reclassification or change of the outstanding common stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

9. Certain Events. If any change in the outstanding common stock of the Company or any other event occurs as to which the provisions of Section 7 or Section 8 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Purchase Price the total number, class and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

10. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

11. Issue Tax. The issuance of certificates for the Shares upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

12. Notices of Record Date, Etc. In the event of:

(a)	Any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of common stock of any class or any other securities or property, or to receive any other right;

(b)	Any reclassification of the shares of common stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets;

(c)	Any voluntary or involuntary dissolution, liquidation or winding- up of the Company; or

(d)	The filing of a registration statement under the Securities Act of 1933, as amended, in connection with an Initial Public Offering;

then and in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least fifteen (15) business days prior to the date specified in such notice on which any such action is to be taken.

13. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized, issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The Shares issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c) The issuance, execution and delivery of this Warrant do not, and the issuance of the Shares upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s articles of organization, operating agreement, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice (other than, if any, post-issuance state securities laws filings) or registration with any person or entity.

14. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a member of the Company or any other matters or any rights whatsoever as a member of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the Shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase Shares, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Purchase Price or as a member of the Company, whether such liability is asserted by the Company or by its creditors.

15. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder.

16. Notices, Etc.

(a) Any notice or written communication required or permitted to be given to the Holder may be given by United States mail, by overnight courier or by facsimile transmission at the address most recently provided by the Holder to the Company or by hand, and shall be deemed received upon the earlier to occur of (i) receipt, (ii) if sent by overnight courier, then on the day after which the same has been delivered to such courier for overnight delivery, or (iii) if sent by United States mail, seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail.

(b) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant.

17. Transfer This Warrant and all rights hereunder are transferable in whole or in part by the Warrantholder and any successor transferee upon the prior written consent of the Company (which such consent shall not be unreasonably withheld), provided that Warrantholder may, without the consent of the Company, transfer this Warrant Agreement to any direct, or indirect, wholly-owned subsidiary of Warrantholder. The transfer shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit C (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. No transfer of this Warrant Agreement, any shares of Common Stock issuable upon exercise hereof shall be effective unless the Company shall first receive from such proposed transferee a written agreement, satisfactory to the Company, providing that such transferee is subject to all of the terms and conditions hereof.

18. No Impairment. The Company will not, by amendment of its articles of organization or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

19. Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of Louisiana.

20. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors and legal representatives.

Dated , 2005	FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC.

By:
	Name:	Joseph A. Roccaforte, Jr.
	Title:	President and Chief Executive Officer

EXHIBIT A TO WARRANT CERTIFICATE

Date:                     ,

First Responder Systems and Technology Inc.

8000 GSRI Avenue, Building 3000

Baton Rouge, LA 70820

(225) 578-0333

Ladies and Gentlemen:

The undersigned hereby elects:

To exercise the warrant issued to it by First Responder Systems and Technology Inc. (the “Company”) and dated                     , 2005 (the “Warrant”) in full and to purchase all of the                                          shares of the common stock of the Company (the “Shares”) purchasable thereunder at a purchase price of one cent ($.01) per Share or an aggregate purchase price of                      Dollars ($            ) (the “Purchase Price”). Pursuant to the terms of the Warrant the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer or as otherwise permitted pursuant to Section 3 of the Warrant; or to surrender the right to purchase Shares pursuant to this Warrant and to receive in lieu thereof a sum in cash pursuant to the provisions of Section 4 of the Warrant.

The undersigned also makes the representations set forth on Exhibit B attached to the Warrant.

The certificate(s) for such Shares shall be issued in the name of the undersigned or as otherwise indicated below:

Very truly yours,

EXHIBIT B TO WARRANT CERTIFICATE

THIS AGREEMENT MUST BE COMPLETED, SIGNED AND RETURNED TO FIRST RESPONDER SYSTEMS AND TECHNOLOGY INC. ALONG WITH THE SUBSCRIPTION FORM BEFORE THE SHARES ISSUABLE UPON EXERCISE OF THE WARRANT CERTIFICATE DATED                     , 2005 WILL BE ISSUED.

                    ,

First Responder Systems and Technology Inc.

8000 GSRI Avenue, Building 3000

Baton Rouge, LA 70820

Attention: President

The undersigned,                      (“Purchaser”), intends to acquire up to                      shares of the common stock (the “Shares”) of First Responder Systems and Technology Inc. (the “Company”) from the Company pursuant to the exercise of a certain Warrant to purchase Shares held by Purchaser. The Shares will be issued to Purchaser in a transaction not involving a public offering and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “1933 Act”) and applicable state securities laws. In connection with such purchase and in order to comply with the exemptions from registration relied upon by the Company, Purchaser represents, warrants and agrees as follows:

1. Purchaser is acquiring the Shares for its own account, to hold for investment, and Purchaser shall not make any sale, transfer or other disposition of the Shares in violation of the 1933 Act or the General Rules and Regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) or in violation of any applicable state securities law;

2. Purchaser has been advised that the Shares have not been registered under the 1933 Act or state securities laws on the ground that this transaction is exempt from registration, and that reliance by the Company on such exemptions is predicated in part on Purchaser’s representations set forth in this letter;

3. Purchaser has been informed that under the 1933 Act, the Shares must be held indefinitely unless they are subsequently registered under the 1933 Act or unless an exemption from such registration (such as Rule 144) is available with respect to any proposed transfer or disposition by Purchaser of the Shares;

4. The Company may refuse to permit Purchaser to sell, transfer or dispose of the Shares (except as permitted under Rule 144) unless there is in effect a registration statement under the 1933 Act and any applicable state securities laws covering such transfer, or unless Purchaser furnishes an opinion of counsel reasonably satisfactory to counsel for the Company, to the effect that such registration is not required;

5. Purchaser has invested in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Purchaser represents and warrants that it is an “accredited investor” within the meaning of Rule 501 of Regulation D of the 1933 Act.

Purchaser also understands and agrees that there will be placed on the certificate(s) for the Shares, or any substitutions therefor, legends stating in substance:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.”

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING RIGHTS AGREEMENT AND AN INVESTOR RIGHTS AGREEMENT (COPIES OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE VOTING RIGHTS AGREEMENT AND THE INVESTOR RIGHTS AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

and any legend required pursuant to applicable state securities laws.

Purchaser has carefully read this letter and has discussed its requirements and other applicable limitations upon Purchaser’s resale of the Shares with Purchaser’s counsel.

Very truly yours,